Exhibit 10.15

GPM PETROLEUM LP

2017 LONG TERM INCENTIVE PLAN

PHANTOM UNIT AGREEMENT

(Performance-Based Vesting)

This Phantom Unit Agreement (this “Agreement”) is made and entered into by and between GPM Petroleum GP, LLC, a Delaware limited liability company (the “General Partner”), and [                    ] (the “Service Provider”). This Agreement is effective as of the [    ] day of [            ], 20[    ] (the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.

W I T N E S S E T H:

WHEREAS, GPM Petroleum LP (the “Partnership”), acting through the Board of Directors of the General Partner (the “Board”), has adopted the GPM Petroleum LP 2017 Long Term Incentive Plan (the “Plan”) to, among other things, attract, retain and motivate certain employees and directors of the Partnership, the General Partner and their respective Affiliates (collectively, the “Partnership Entities”); and

WHEREAS, the Committee has authorized the grant of Phantom Units of the Partnership to certain directors, employees, officers and consultants as part of their compensation for services provided to the Partnership Entities.

NOW, THEREFORE, in consideration of the Service Provider’s agreement to provide or to continue providing services to the Partnership Entities, the Service Provider and the General Partner agree as follows:

1.    Grant of Phantom Units, Target Amount and Performance Period. The General Partner hereby grants to the Service Provider a target amount of [            ] Phantom Units (the “Target Amount”), subject to all of the terms and conditions set forth in the Plan and in this Agreement, including without limitation, those restrictions described in Section 4, whereby each Phantom Unit, if earned, represents the right to receive one Unit of the Partnership (a “Phantom Unit”). The period over which the Partnership’s performance will be measured for purposes of applying the methodology set forth in Exhibit A shall be from [            ] to [            ] (the “Performance Period”).

2.    Phantom Unit Account. The General Partner shall establish and maintain a bookkeeping account on its records for the Service Provider (a “Phantom Unit Account”) and shall record in such Phantom Unit Account: (a) the Target Amount of Phantom Units granted to the Service Provider and (b) the amount deliverable to the Service Provider at settlement on account of Phantom Units that have vested. The Service Provider shall not have any interest in any fund or specific assets of the Partnership by reason of this Award or the Phantom Unit Account established for the Service Provider.

3.    Rights of Service Provider. No Units shall be issued to the Service Provider at the time the grant is made, and the Service Provider shall not be, nor have any of the rights and privileges of, a unitholder or limited partner of the Partnership with respect to any Phantom Units recorded in the Phantom Unit Account, including the right to receive any distribution with respect to such Phantom Unit. The Service Provider shall have no voting or distribution equivalent rights with respect to the Phantom Units.

4.    Vesting of Phantom Units. The Phantom Units are restricted in that they may be forfeited by the Service Provider and in that they may not, except as otherwise provided in the Plan, be transferred or otherwise disposed of by the Service Provider. Subject to the terms and conditions of this Agreement, the proportion of the Target Amount that is earned under this Agreement shall be calculated in accordance with Exhibit A. No amount of the Target Amount will be earned under this Agreement, and no amounts will be paid or delivered hereunder, unless the Service Provider has continuously provided services to the Partnership Entities from the Date of Grant through the date of vesting of the Phantom Units.

5.    Separation from Service.

(a)    Termination for Any Reason.    Subject to Section 6, if the Service Provider experiences a separation from service with the Partnership Entities for any reason prior to the date the Phantom Units have vested in accordance with Section 4, then all Phantom Units granted pursuant to this Agreement that have not yet vested shall become null and void as of the date of such separation from service.

(b)    Effect of Employment Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 5 and any employment agreement entered into by and between the Service Provider and the Company, the terms of the employment agreement shall control.

6.    Change of Control. If the Service Provider experiences a termination without Cause or for Good Reason within 12 months following a Change of Control and prior to the date all Phantom Units have vested in accordance with Section 4 above, then all restrictions described in Section 4 shall lapse and all Phantom Units granted pursuant to this Agreement shall become immediately vested.

“Cause” means (i) the Committee’s reasonable determination of misconduct by the Service Provider that is materially injurious to the Partnership Entities or that results in the Service Provider’s inability to substantially perform his or her duties for the Partnership Entities, (ii) the Committee’s reasonable determination that the Service Provider failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board or the Committee, (iii) the Service Provider’s conviction, plea of no contest, plea of nolo contendere, or imposition of adjudicated probation for any felony or crime involving moral turpitude, (iv) the Committee’s reasonable determination that the Service Provider has unlawfully used (including being under the influence) or possessed illegal drugs on the premises of the Partnership Entities or while performing the Service Provider’s duties and responsibilities, (v) the Service Provider’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against any of the Partnership Entities, (vi) the Service Provider’s material violation of any material policy of the Partnership Entities, (vii) the Service Provider’s willful or prolonged, and unexcused absence from work (other than by reason of disability due to physical or mental illness), (viii) any act of discrimination or harassment against another employee of the Partnership Entities, (ix) a breach by the Service Provider of any agreement between the Service Provider and the Partnership Entities, or (x) the Committee’s reasonable determination that the Service Provider has engaged in conduct defined as “Cause” under any other agreement between the Partnership Entities and the Service Provider. Notwithstanding the foregoing, to the extent that the Service Provider may fully cure any event constituting “Cause” pursuant to clause (ii) or (ix) above, the Service Provider’s employment will not be deemed to have been terminated for Cause pursuant to clause (ii) or (ix) unless (A) the General Partner or other applicable Partnership Entity provides the Service Provider with at least five (5) days’ prior written notice of the event constituting Cause, and (B) the Service Provider has not cured such event within such five (5)-day period; provided, that in the case of a repeat occurrence of any specific example of an action or omission described in clause (ii) or (ix) for which the General Partner or another Partnership Entity previously provided an opportunity to cure, the notice or cure period specified herein shall not apply.

“Good Reason” means, if such event occurs without the Service Provider’s consent in writing, (i) a material diminution in the nature or scope of the Service Provider’s responsibilities, authorities or duties at the General Partner, (ii) a material reduction in the Service Provider’s annual base compensation for services provided to the General Partner from the annual base compensation for services provided to the General Partner in effect in the immediately prior year, other than any such reduction that is part of a generalized reduction in base salaries affecting all other similarly situated the service providers at the General Partner, (iii) any other action or inaction that constitutes a material breach by the General Partner of the agreement under which the Service Provider provides services to the General Partner, if any, (iv) a directive from the Committee requiring the Service Provider to engage in an illegal act or an act in material violation of a policy of the General Partner, and (v) the General Partner relocating its current corporate offices more than one hundred miles from its current address of 8565 Magellan Parkway, Richmond, VA 23227. Notwithstanding the foregoing, the Service Provider will not be deemed to have “Good Reason” to terminate his or her employment hereunder unless (i) the Service Provider provides the Committee with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, (ii) the General Partner is given a period of thirty (30) days following receipt of such written notice to cure the applicable Good Reason condition, if susceptible to cure, and (iii) the Service Provider actually terminates employment within ninety (90) days following the expiration of the General Partner’s thirty (30)-day cure period described above. If the Service Provider does not so terminate, any claim of such circumstances of “Good Reason” shall be deemed irrevocably waived by the Service Provider.

7.    Settlement Date; Manner of Settlement. No later than 45 days following the vesting of the Phantom Units pursuant to Section 4 and Section 6, the Phantom Units shall be settled through the delivery of Units to the Service Provider. No fractional Units will be issued or acquired pursuant to this Agreement. If the application of any provision of this Agreement would yield a fractional Unit, such fractional Unit will be rounded up to the next whole Unit. The Service Provider agrees that any vested Units that the Service Provider acquires upon vesting of the Phantom Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange upon which the Units are then listed. The Service Provider also agrees that any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws. In addition to the terms and conditions provided herein, the Partnership may require that the Service Provider make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.

8.    Limitations on Transfer. The Service Provider agrees that he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Phantom Units or other rights hereby acquired prior to the date the Phantom Units are vested and paid. Any attempted disposition of the Phantom Units in violation of the preceding sentence shall be null and void and the Phantom Units that the Service Provider attempted to dispose of shall be forfeited.

9.    Adjustment. The number of Phantom Units granted to the Service Provider pursuant to this Agreement shall be adjusted to reflect changes in the capital structure of the Partnership in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued.

10.    Violation of Law, Regulation or Rule. The General Partner shall not be required to deliver any Units hereunder if, upon the advice of counsel for the General Partner, such acquisition or delivery would violate the Securities Act of 1933 or any other applicable federal, state, or local law or regulation or the rules of the exchange upon which the Partnership’s Units are traded.

11.    Copy of Plan. By the execution of this Agreement, the Service Provider acknowledges receipt of a copy of the Plan. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

12.    Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Virginia are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The General Partner or the Service Provider may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices. The General Partner and the Service Provider agree that any notices shall be given to the General Partner or to the Service Provider at the following addresses:

General Partner:	GPM Petroleum GP, LLC
Attn: Legal Department
8565 Magellan Parkway, Suite 400
Richmond, Virginia 23227

Service Provider:	At the Service Provider’s current address as shown in the General Partner’s records.

13.    General Provisions.

(a)    Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of a majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Service Provider and the General Partner. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b)    No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Service Provider the right to be retained in the employ or service of the Partnership Entities. Furthermore, the Partnership Entities may at any time terminate the service relationship with the Service Provider free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.

(c)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

(d)    Amendments. This Agreement may be amended only by a written agreement executed by the General Partner and the Service Provider, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 7(b), 7(c), 7(d), 7(e), or 7(g) of the Plan) materially reduces the rights or benefits of the Service Provider with respect to the Phantom Units without his consent.

(e)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the General Partner or the Partnership and upon any person lawfully claiming under the Service Provider.

(f)    Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(g)    No Liability for Good Faith Determinations. Neither the Partnership Entities nor the members of the Committee and the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Units granted hereunder.

(h)    No Guarantee of Interests. None of the Board, the Committee or the Partnership Entities guarantee the Units from loss or depreciation.

(i)    Tax Withholding. The General Partner or its Affiliates may, in their sole discretion, withhold from amounts payable under this Agreement a number of Units up to and including the number of Units that have an aggregate Fair Market Value on the date of withholding equal to the aggregate amount of potential tax liabilities applicable to amounts payable hereunder, determined based on the maximum withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, with respect to the Service Provider that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee. No settlement of Phantom Units shall be made pursuant to this Agreement until the Service Provider has paid or made arrangements approved by the Partnership Entity to satisfy in full the applicable tax withholding requirements of the Partnership Entity with respect to such event.

(j)    Insider Trading Policy. The terms of the Partnership’s insider trading policy with respect to Units are incorporated herein by reference.

(k)    Tax Consultation. None of the Board, the Committee or the Partnership Entities has made any warranty or representation to the Service Provider with respect to the income tax consequences of the grant or vesting of the Phantom Units or the transactions contemplated by this Agreement, and the Service Provider represents that he is in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Service Provider represents that he has consulted with any tax consultants that the Service Provider deems advisable in connection with the Phantom Units. The Service Provider further agrees to indemnify and hold each of the Partnership Entities harmless for any damages, costs, expenses, taxes, judgments or other actions or amounts resulting from any actions or inactions of the Service Provider with respect to the tax consequences of the Phantom Units.

(l)    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

(m)    Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

(n)    Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

(o)    Clawback. This Agreement is subject to any written clawback policies that the General Partner, with the approval of the Board, may adopt. Any such policy may subject the Service Provider’s Phantom Units and amounts paid or realized with respect to such Phantom Units under this Agreement to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Partnership’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the General Partner determines should apply to this Agreement.

(p)    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Service Provider agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership. Electronic delivery may be via a Partnership electronic mail system or by reference to a location on a Partnership intranet to which the Service Provider has access. The Service Provider hereby consents to any and all procedures the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

[Signature Page to Follow]

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its officer thereunto duly authorized, and the Service Provider has set his hand as to the date and year first above written.

GPM PETROLEUM GP, LLC

By:
Name:
Title:

By:
Name:
Title:

[SERVICE PROVIDER NAME]

Service Provider

EXHIBIT A

Performance Vesting Criteria and Methodology

This Exhibit A to the Phantom Unit Award Agreement contains the performance requirements and methodology for the vesting of the Phantom Unit Award. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Agreement. Capitalized terms used but not defined herein or in the Agreement shall have the same meanings assigned to them in the Plan.

A. Performance Criteria

[insert performance criteria]

B. Additional Factors or Information Regarding Performance Vesting Methodology

[insert threshold(s), if applicable]

C. Threshold(s) and Caps

[insert additional factors, if applicable]

A-1